Exhibit 5.1

June 1, 2026

Cemex, S.A.B. de C.V. Avenida Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, San Pedro Garza García, Nuevo León 66265, Mexico

Re:	Registration Statement on Form F-3

Ladies and Gentlemen:

I am the general counsel of Cemex, S.A.B. de C.V. (the “Company”), a publicly traded variable stock corporation (sociedad annima burstil de capital variable), organized under the laws of the United Mexican States (“Mexico”). I have assisted the Company in connection with the registration statement on Form F-3 (the “Registration Statement”) to be filed on the date hereof by the Company and Cemex Corp. (the “Guarantor”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”) of debt securities of the Company (the “Debt Securities”), which may be issued in one or more series under an indenture proposed to be entered into by the Company and The Bank of New York Mellon, as trustee, the form of which is filed as an exhibit to the Registration Statement. The Registration Statement also relates to the issuance and sale from time to time by the Guarantor of guarantees of the Debt Securities (“Guarantees”). The Debt Securities and the Guarantees are collectively referred to herein as the “Securities.”

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, I have examined and relied upon the following:

(i)	the by-laws (estatutos sociales) of the Company;

(ii)	the Registration Statement;

(iii)	the form of indenture (the “Indenture”) filed as an exhibit to the Registration Statement.

In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and its Mexican subsidiaries and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed, without any independent investigation or verification of any kind, (i) the accuracy as to factual matters of each document I have reviewed, (ii) the due authorization, execution and delivery by any party thereto (other than the Company) of the Indenture; (iii) the validity, binding effect and enforceability of the Indenture and the Securities under the laws of the State of New York in the United States of America; (iv) that the Debt Securities will be duly authenticated in accordance with the terms of the Indenture; (v) the genuineness and authenticity of all signatures, opinions, documents and papers submitted to me; (vi) that copies of all opinions, documents and papers submitted to me are complete and conform to the originals thereof, and the authenticity of the originals of such copies; and (vi) the legal capacity and competency of all natural persons that executed the documents I have reviewed.

In addition, I have assumed that the Company has satisfied the legal requirements that are applicable to them under applicable law other than the law of Mexico to the extent necessary to make the Indenture and the Debt Securities enforceable against it. I have also assumed that the Trustee has satisfied the legal requirements that are applicable to it under applicable law to the extent necessary to make the Indenture enforceable against it.

Based on the foregoing, having regard for such other considerations as I deem relevant and subject to the further assumptions and qualifications set forth below, I am of the opinion that:

1.	The Company has been duly incorporated and validly exists as a corporation under the laws of Mexico.

2.	The Company has the corporate power to execute and deliver the Debt Securities and to consummate the issuance and sale of the Debt Securities contemplated under the Indenture under Mexican Law.

3.

The Debt Securities to be issued under the Indenture, when issued and sold by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Debt Securities in accordance with the terms of the Indenture, will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of federal law of Mexico), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

In rendering the opinions expressed above, I have further assumed that (i) a prospectus supplement and any term sheet will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws, (ii) all Securities will be offered, issued, granted, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and in the manner contemplated by the Registration Statement, the prospectus, the applicable prospectus supplement and any term sheet, (iii) the Registration Statement will be effective and will comply with all applicable laws at the time any Securities are offered, issued, granted, sold or delivered as contemplated by the Registration Statement, the prospectus, the applicable prospectus supplement and any term sheet, (iv) the terms of all Securities will conform to the forms thereof contained in the Indenture, and the terms of all Securities will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company, as the case may be, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, as applicable, (v) the Securities will be offered, issued, granted, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) the Company will duly authorize the offering and issuance of the Debt Securities and will duly authorize, approve and establish the final terms and conditions of the offering and issuance or grant of the Debt Securities, (vii) the Company has duly authorized, executed and delivered, or will duly authorize, execute and deliver, as applicable, the Indenture, the supplemental indenture and any other agreement necessary with respect to the Debt Securities or contemplated by such Debt Securities and will take any other appropriate additional corporate action, and (viii) if issued in certificated form, the certificates representing the Debt Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned and if issued in book entry form, the Debt Securities will be duly registered to the extent required by any applicable agreement.

This opinion is subject to the following qualifications:

(a)	no treaty exists between the United States and Mexico for the reciprocal enforcement of judgments issued in each country;

(b)

enforcement may be limited or affected by concurso mercantil, bankruptcy, insolvency, liquidation, reorganization, moratorium, fraudulent conveyance and other similar laws and governmental orders of general application relating to or affecting the rights of creditors generally; among other things, (i) interest on principal will not accrue after declaration of concurso mercantil, (ii) the obligations of the Company in foreign currency shall be converted into Mexican currency at the rate of exchange published in the Diario Oficial de la Federación (Official Daily Gazette of the Federation) by Banco de México (the Central Bank of Mexico) in force on the date the declaration of concurso mercantil is made, and (iii) such Mexican currency obligations shall then be converted into “Unidades de Inversión” or “UDIS” (inflation indexed units) at the rate of conversion published by Banco de México for such date. The Securities are unsecured and therefore will have the same ranking as other unsecured debt (“deuda quirografaria”) and no senior status is granted thereto under Mexican law. In addition, pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes, social security quotas, worker’s housing fund quotas, retirement fund quotas, as well as claims from secured or privileged creditors, will have priority over claims of the holders of the Securities;

(c)	I note that the payment of interest on interest may not be enforceable under Mexican law;

(d)	judgment currency provisions (such as Section 16.12 of the Indenture) may not be enforceable in Mexico;

(e)

in the event that proceedings are brought in Mexico seeking performance of the obligations of the Company in Mexico, pursuant to Article 8 of the Ley Monetaria de los Estados Unidos Mexicanos (Mexican Monetary Law), the Company may discharge its obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange fixed by the Bank of Mexico for the date when payment is made;

(f)

in the event that any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings, prepared by a court-approved translator, would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents;

(g)

the exercise of any prerogatives of the parties, although they may be discretionary, should be supported by the factual assumptions required for their reasonable exercise; in addition, under Mexican law, the Company will have the right to contest in court any notice or certificate of such party purporting to be conclusive and binding;

(h)	claims may become barred under the statutes of limitation, the application of which is not waivable under Mexican law, or may be or become subject to defenses of set-off or counterclaim;

(i)	a Mexican court may stay proceedings held in such court if concurrent proceedings are being held elsewhere;

(j)

as to the provisions contained in the Indenture regarding service of process, it should be noted that service of process by mail does not constitute personal service under Mexican law and, since such service is considered to be a basic procedural requirement under such law, if for purposes of proceedings outside Mexico service of process is made by mail, a final judgment based on such service of process would not be enforced by the courts of Mexico;

(k)

with respect to the provisions contained in the Indenture regarding service of process, I note that the irrevocability of the appointment of Cemex NY Corporation as the authorized agent for service of process of the Company may not be enforceable under Mexican law and, as a consequence, such appointment may be legally revoked, although any affected parties under the Indenture could bring any claim or remedies they may have available under the Indenture or applicable law as a result of such revocation;

(l)

I note that any covenants of the Company which purport to bind it on matters reserved by law to shareholders or owners of equity interests, or which purport to bind shareholders or owners of equity interests to vote or refrain from voting their shares or equity interests in the Company, as applicable, are not enforceable, under Mexican law, through specific performance;

(m)	in the event any legal proceedings are brought in the courts of Mexico to enforce a holder’s rights under the Securities or the Indenture, the Mexican courts would apply Mexican procedural law;

(n)	I express no opinion as to the enforceability in Mexican jurisdictions on judgments in actions predicated on civil liability provisions of U.S. federal securities laws;

(o)

with respect to the provisions contained in the Indenture in connection with service of process, it should be noted that service of process by mail does not constitute personal service of process under Mexican law and, since such service is considered to be a basic procedural requirement, if for purposes of proceedings outside Mexico service of process is made by mail, a final judgment based on such process would not be enforced by the courts of Mexico; and

(p)	except as specifically stated herein, I make no comment with regard to any representation which may be made by the Company in any of the documents referred to above or otherwise.

I express no opinion as to the laws of any jurisdiction other than Mexico and I have assumed that there is nothing in any other law that affects my opinion, which is delivered, based upon Mexican law applicable on the date hereof. In particular, I have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein and do not express or imply any opinion on or based on such laws. To the extent that the federal laws of the United States of America and the State of New York are relevant to my opinion set forth above, I have, without making any independent investigation with respect thereto, assumed the accuracy of the opinion, dated today, of Skadden, Arps, Slate, Meagher & Flom LLP, special United States counsel to the Company.

In rendering the foregoing opinion, I have relied (i) as to factual matters on certificates of directors, executive officers and certain other employees of the Company and (ii) as to matters of United States federal and New York law on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special United States counsel for the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company who have passed on the validity of the Debt Securities being registered by the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the Rules and Regulations. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon this opinion in rendering their opinion to the Company.

This opinion is being rendered based on the legal provisions applicable in Mexico as of the date hereof. I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.

Very truly yours,

By:	/s/ Roger Saldaña Madero
Roger Saldaña Madero
General Counsel